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                                                                    EXHIBIT 10.1

                        TD AMERITRADE HOLDING CORPORATION

                      JOSEPH H. MOGLIA EMPLOYMENT AGREEMENT

      This Agreement, originally entered into as of May 19, 2006, by and between TD Ameritrade Holding Corporation (the "Company") and Joseph H. Moglia ("Executive") and amended effective as of June 23, 2006, is hereby amended and restated in its entirety effective as of June 11, 2008 (the "Amendment Date").

      1. Duties and Scope of Employment.

            (a) Positions and Duties. Since May 19, 2006 (the "Effective Date"), Executive has served as Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"). As of the Amendment Date, Executive continues to serve in such position and shall do so until September 30, 2008 (the "Transition Date"). Immediately after the Transition Date, Executive's service as the Chief Executive Officer shall cease and Executive shall immediately thereafter become the employee Chairman of the Board. Executive's duties as employee Chairman of the Board shall include those as set forth in the Company's Bylaws and as set forth in Exhibit A. The period Executive is employed by the Company under this Agreement as either the Chief Executive Officer or employee Chairman of the Board is referred to herein as the "Employment Term."

            (b) Board Membership. Executive was appointed to serve as a member of the Board prior to the Effective Date. During the Employment Term, at each annual meeting of the Company's stockholders at which Executive's term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board, and after the Transition Date, such nomination shall provide that Executive shall hold the office of employee Chairman of the Board. Executive's service as a member of the Board and/or Chairman of the Board will be subject to any required stockholder approval. Upon the termination of Executive's employment for any reason, unless otherwise requested by the Board and agreed to by Executive, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive's employment and Executive, at the Board's request, will execute any reasonable documents necessary to reflect his resignation.

            (c) Obligations. During the Employment Term, Executive will devote Executive's full business efforts to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability and in accordance with each of the Company's corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Audit Committee of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Audit Committee of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere (other than in an insubstantial manner) with Executive's obligations to Company. Executive expects to serve as a member of the Board of Directors of AXA Financial, Inc.

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and of its subsidiary, The Equitable Life Assurance Society of the U.S., and the
parties agree that such service will not constitute a violation of this Section 1(c).

                  (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive's entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his previous employer or his membership on any boards of directors (other than the Board or its affiliates, predecessors or subsidiaries).

            (d) Other Entities. Until the Transition Date, and thereafter as reasonably requested by the Board, Executive agrees to serve, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term "affiliates" will include any entity controlled by, controlling, or under common control of the Company. The parties agree that the indemnification, contribution and insurance rights of Executive referenced in Section 12 will also apply to Executive's activities under this Section 1(d).

      2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance and other payments and benefits depending upon the circumstances of Executive's termination of employment.

      3. Term of Agreement. This Agreement will continue from the Amendment Date through, including and ending on May 31, 2011 (the "Term of the Agreement"). The Term of the Agreement will be divided into two periods, with an initial period beginning on the Amendment Date and ending on the Transition Date and an additional period beginning immediately after the Transition Date and ending on May 31, 2011 (the "Additional Term"). The period of time beginning on the Amendment Date and ending on May 31, 2009, which is intended to reflect the remaining period of the "Initial Term" as that term was defined in the predecessor Agreement dated as of June 23, 2006, shall be referred to herein as the "Remaining Original Term."

      4. Compensation.

            (a) Base Salary. As of the Amendment Date, the Company will continue to pay Executive an annual salary of $1,000,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary") during the Employment Term. The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings.

            (b) Annual Incentive. With respect to the Company's 2008 and 2009 fiscal years, Executive will be eligible to participate in the Ameritrade Holding Corporation Management

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Incentive Plan ("MIP"), pursuant to which Executive will be eligible to earn an annual incentive award (the "Annual Incentive") based upon the achievement of applicable performance criteria established in good faith by the HR & Compensation Committee of the Board within the first ninety (90) days of each applicable fiscal year and communicated in writing to Executive within such ninety (90) day period. For the Company's 2008 fiscal year the Annual Incentive will have a target value of $3,000,000. For the Company's 2009 fiscal year the Annual Incentive will have a target value of $2,000,000 (which reflects the pro-rata period beginning on October 1, 2008 and ending on May 31, 2009 (the "Pro-Rata Period")). Executive shall not be eligible to participate in the MIP for any period beginning on and after June 1, 2009.

            (c) Equity Awards. During the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the "LTIP").

                  (i) Special Grant. On March 10, 2006, Executive was granted a special award under the LTIP of 580,550 performance restricted share units (the "Special Grant"). The Special Grant will be scheduled to vest and be settled in accordance with the performance criteria and vesting schedule set forth on Exhibit B of the applicable Special Grant Award Agreement.

                  (ii) Annual Award. On October 25, 2006, Executive was granted an award under the LTIP of 280,486 performance restricted stock units, and on October 25, 2007, Executive was granted an additional award under the LTIP of 288,210 restricted stock units (collectively the "Prior Awards"). The Prior Awards will be scheduled to vest and be settled in accordance with the performance criteria and vesting schedule set forth on Exhibit B of the applicable Award Agreement. As consideration for the execution of this amended and restated Agreement the Executive shall, with respect to the Company's 2008 and 2009 fiscal years, be eligible for additional awards under the LTIP of restricted share units with a target value, determined by the Company pursuant to a reasonable and uniform methodology on the date of grant, and will be scheduled to vest and be settled in accordance with the applicable performance criteria and vesting schedule provided in the applicable Award Agreement. For the Company's 2008 fiscal year the Annual Award will have a target value of $6,000,000 on the date of grant (the "2008 Award"). For the Company's 2009 fiscal year the Annual Award will have a target value of $4,000,000 on the date of grant (which reflects the Pro-Rata Period) (the "2009 Award"). The 2008 Award and the 2009 Award shall be scheduled to vest and be settled in accordance with the applicable performance criteria and vesting schedule to be provided in the applicable Award Agreement. The Prior Awards, the 2008 Award and the 2009 Award shall be referred to herein collectively as the "Annual Awards" and individually as an "Annual Award." Executive shall not receive any grant of any additional Annual Awards for any period beginning on and after June 1, 2009.

                  (iii) Should any conflict or inconsistency exist between the terms of this Agreement and the terms of the Special Grant or an Annual Award that would provide Executive with a greater or otherwise better benefit, then the terms of this Agreement will prevail.

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      5. Employee Benefits.

            (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

            (b) Airplane Travel. When traveling on Company-related business, Executive will be entitled to fly on private aircraft, at the sole expense of the Company.

      6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy with respect to all executive officers of the Company as in effect from time to time.

      7. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned, Annual Incentive for any completed applicable fiscal year as of his termination of employment, (c) not yet granted, but otherwise earned, Annual Award for any completed applicable fiscal year as of his termination of employment, such amount to be based on actual performance achieved for such fiscal year and shall be paid entirely in cash at the time the Company makes such other annual awards to its other executives; (d) pay for accrued but unused vacation, (e) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive,
(f) unreimbursed business expenses required to be reimbursed to Executive, (g) rights to indemnification and contribution Executive may have under the Company's Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable, and (h) payments and reimbursements under Sections 10 and 17 hereof. The payments and benefits set forth in this
Section 7 will be in addition to the applicable payments and benefits set forth in Section 8.

      8. Severance.

            (a) Termination Without Cause or Resignation for Good Reason During the Remaining Original Term. If during the Remaining Original Term Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then, subject to Sections 9 and 10, and in addition to the payments in Section 7, Executive will receive: (i) continued payment of Base Salary for the Severance Period in accordance with the Company's normal payroll policies; (ii) continued payment of Executive's Annual Incentive at the actual performance level achieved during the fiscal year of Executive's termination for a period of time equal to the Severance Period in accordance with the Company's normal payroll policies with the form of such payout identical to that

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received by the other participants in the MIP for such year; (iii) the current fiscal year's Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be payable within thirty (30) days after termination and calculated by multiplying the current fiscal year's incentive compensation determined by actual performance as of the date of termination by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365 with the form of such payout identical to that received by the other participants in the MIP for such year; (iv) the payment in cash of the value of any Annual Awards scheduled to be granted to Executive (but not yet so granted) during the Remaining Original Term, payable within thirty (30) days after such termination; and (v) restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant that (1) are subject to performance vesting will be fully earned and the actual number of restricted share units which will be considered vested (in addition to those which vested in accordance with their terms) will be determined (A) by actual performance for any completed performance period through the date of Executive's termination and (B) by actual performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive's termination (the vested restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination)), and (2) are subject to time based vesting shall be considered fully vested and will be settled promptly thereafter as provided by the applicable Award Agreement.

            (b) Voluntary Termination After the Transition Date or Termination Upon Completion of the Term of the Agreement. If after the Transition Date Executive voluntarily terminates his employment for any reason (including specifically any Good Reason, but excluding any termination in which Executive does not provide the Company with sixty (60) days advance written notice of his termination), or upon a termination upon completion of the Term of the Agreement, then, subject to Sections 9 and 10, and in addition to the payments in Section 7 and any other applicable payments in this Section 8, then restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant that (1) are subject to performance vesting will be fully earned and the actual number of restricted share units which will be considered vested (in addition to those which vested in accordance with their terms) will be determined (A) by actual performance for any completed performance period through the date of Executive's termination and (B) by actual performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive's termination (the vested restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination)), and (2) are subject to time based vesting shall be considered fully vested and will be settled promptly thereafter as provided by the applicable Award Agreement.

            (c) Termination Without Cause or Resignation for Good Reason After the Remaining Original Term and During the Additional Term. If after the Remaining Original Term and during the Additional Term Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then, subject to Sections 9 and 10, and in addition to the payments in Section 7, Executive will receive: (i) continued payment of Base Salary for the Severance Period in accordance with the Company's normal payroll policies; and
(ii) restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant that (1) are subject to performance vesting will be fully earned and the actual number of restricted share units which will be considered vested (in addition to those which vested in accordance with their terms) will be determined (A) by actual performance for any completed performance period through the date of Executive's termination and (B) by actual performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive's termination (the vested restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination)), and (2) are subject to time based vesting shall be considered fully vested and will be settled promptly thereafter as provided by the applicable Award Agreement.

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            (d) Voluntary Termination After Transition Date, Termination Without
Cause or Resignation for Good Reason During the Term of the Agreement or Termination Upon Completion of the Term of the Agreement. If after the Transition Date Executive voluntarily terminates his employment, or if Executive is terminated without Cause or voluntarily terminates his employment for any reason (including specifically any Good Reason, but excluding any termination in which Executive does not provide the Company with sixty (60) days advance written notice of his termination) during the Term of the Agreement, or upon a termination upon completion of the Term of the Agreement, then, in addition to any other applicable payments or benefits described in Sections 7 or 8 of this Agreement, Executive will receive at the sole expense of the Company: (i) an office at Company headquarters or at a location of Executive's choosing with the cost and size of such office to be reasonably determined by the Audit Committee of the Board, for a period of five (5) years following the date of Executive's termination; (ii) an experienced full-time executive assistant and an experienced associate of the Executive's choosing, both of whom shall be employed by the Company and covered by the Company's benefits plans as in effect from time to time, for a period of five (5) years following the date of Executive's termination with such expense to the Company to be reasonably determined by the Audit Committee of the Board and Executive; (iii) post-retirement medical coverage for Executive, his spouse and Executive's eligible dependents under the Company's benefit plans for the life of Executive, or for the life of Executive's spouse if she survives Executive, with such coverage to be secondary to Executive's Medicare benefits, with such benefits to be comparable to the terms of all Company medical plans, policies and arrangements that are applicable to other executive officers of the Company (except that Executive's spouse will also receive coverage for the remainder of her life), as such plans, policies and arrangements may exist from time to time;
(iv) use of a private aircraft when traveling at the Company's request; and (v) Executive shall be given the title "Chairman Emeritus" and shall be entitled to such title beginning on the date of his termination and ending on the date Executive provides any services to any "Other Business" (as defined in Section 9 below) in the financial services industry.

            (e) Voluntary Termination Without Good Reason Prior to the Transition Date. If Executive voluntarily terminates his employment without Good Reason prior to the Transition Date, then, except as provided in Section 7, (i) Executive will forfeit his Annual Incentive award for the fiscal year in which the termination occurs, and (ii) Executive will forfeit all unvested restricted share units previously granted as part of the Special Grant or any Annual Awards under the LTIP.

            (f) Termination due to Death or Disability. In the event of a termination of Executive's employment during the Employment Term due to death or Disability, then, subject to Sections 9 and 10, and in addition to the payments in Section 7, Executive will be entitled to receive (i) the current year's (if any) Annual Incentive pro-rated to the date of termination, and calculated based on actual performance, and paid at the same time as similar amounts are paid to other Company executives, with such pro-rated amount to be calculated by multiplying the current fiscal year's actual Annual Incentive by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365, (ii) the current year's (if any) Annual Award pro-rated to the date of termination, and calculated based on actual performance, and paid entirely in cash at the same time as similar amounts are paid to other Company executives, with such pro-rated amount to be calculated by multiplying the current fiscal year's actual Annual Award by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365, and (iii) restricted

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share units granted under the LTIP as part of any Annual Awards or the Special
Grant will be governed by the applicable (death or disability) provision of the Award Agreement.

      9. Conditions to Receipt of Severance; Non-solicitation and
Non-competition; No Duty to Mitigate.

            (a) Conditions to Receipt of Severance. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation and release of claims agreement in substantially the form attached as Exhibit B, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance will be paid or provided until the separation agreement and release agreement becomes effective. The Company agrees that it will execute and deliver to Executive said separation and release of claims agreement no later than eight
(8) days after it receives a copy of such agreement executed by Executive. Company agrees that it will be bound by such separation and release of claims agreement and that same will become effective from and after the "Effective Date" thereof (as defined in Section 28 of such separation and release of claims agreement), even if Company fails or refuses to execute and deliver same to Executive. The receipt of any severance pursuant to Section 8 will also be subject to, during the Employment Term and the Restricted Period, Executive complying with the non-solicitation and non-competition requirements of Section 9(b).

            (b) Non-solicitation and Non-competition.

                  (i) During the Employment Term and the Restricted Period Executive shall not (without the written consent of the Board) engage or participate in any business within any state in the United States where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities or business competitive with any of the primary businesses conducted by the Company or any of its Affiliates (as defined below) other than as set forth in clauses (ii) and (iii) below. For purposes of this Agreement, the term "primary businesses" is defined as an on-line brokerage business (a "Competitive Business").

                  (ii) Notwithstanding the foregoing, the parties agree and understand that under this Section 9(b): (1) during the Remaining Original Term, Executive shall be prohibited during the Restricted Period from engaging or participating with any business, firm, corporation, partnership or other entity (an "Other Business") that includes the primary business irrespective of the size of the primary business of the Other Business in comparison to overall size of such Other Business and (2) after the Remaining Original Term and/or upon the completion of the Term of the Agreement, Executive shall remain subject to the other restrictions set forth in Section 9(b)(i) above, but shall be permitted to engage or participate during the remainder of the Restricted Period in any Other Business, including, solely for this clause (2), divisions of any Other Business, such as private client, asset management, institutional services, that includes the primary business, provided that Executive does not have primary responsibility for the on-line brokerage business of the Other Business. For purposes of this Section 9(b)(ii)(2), if Executive is in charge of any division of any Other Business which division includes an on-line brokerage business and another employee(s) is primarily responsible for such on-line brokerage business (such employee(s), the "Brokerage

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Head"), Executive will not be deemed to have primary responsibility for the on-line brokerage business of such Other Business even if such Brokerage Head directly reports to and/or is supervised by Executive.

                  (iii) Notwithstanding the foregoing, Executive shall be permitted to own securities of (1) any Other Business that he is engaged or employed by as permitted by Section 9(b)(ii)(2) (without being subject to any limitation on the percentage of such securities that he may own) and (2) any other Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange or on the NASDAQ Global Market and the securities owned directly or indirectly by Executive do not represent more than 2% of the outstanding securities of such corporation or other entity;

                  (iv) During the Restricted Period, neither Executive, nor any Other Business for which Executive may engage or participate in, will directly,
(A) knowingly induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company (collectively, the "Affiliates") to patronize any Competitive Business; or (B) knowingly request or advise any customer or vendor to withdraw, curtail or cancel such customer's or vendor's business with the Company or any of its Affiliates. Subsection (A) above will not apply to a customer or vendor that was already a customer or vendor of the Competitive Business at the time Executive's employment with the Company is terminated, and will only apply to vendors that supply products or services that are by their nature specialized and significant to the Company in relation to any of the primary businesses of the Company at the time of termination.

                  (v) During the Restricted Period, neither Executive nor any Other Business for which Executive may engage or participate in will (A) knowingly hire, solicit for hire or attempt to hire any key employee of the Company or any of its Affiliates, or (B) encourage any key employee of the Company or any of its Affiliates to terminate such employment. For purposes of this Agreement, "key employee" means current employees whose base annual salary exceeds $200,000 as well as anyone employed by the Company or any of its Affiliates within the prior six (6) months from Executive's date of termination whose base annual salary exceeds $200,000; provided, however, that this provision will not preclude any business in which Executive may engage or participate in from soliciting any such employee by means of or hiring any such employee who (1) responds to a public announcement placed by the business and/or
(2) was solicited by a recruiter pursuant to a non-targeted mailing (including e-mails) and/or non-targeted phone calls, as long as Executive otherwise complies with subsections (A) and (B) above; and

                  (vi) In the event that any of the provisions of this Section should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.

            (c) Nondisparagement. During the Employment Term and Restricted Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding Executive during the Employment Term and Restricted Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or

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any of the Company's current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

            (d) Other Requirements. Executive's receipt of continued severance payments will be subject to Executive continuing to comply with the terms and provisions of Sections 9 and 10. Executive will not be obligated to comply with
Section 9 of this Agreement while the Company is in material default of its payment and reimbursement obligations under Sections 7, 8, 10, or 17 of this Agreement. Notwithstanding the foregoing, the Company will not be considered to be in default of its payments and reimbursement obligations unless Executive provides written notice to the Board setting forth his reasons why he believes the Company is in default and giving the Company fifteen (15) days to cure such default, if any.

            (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or consideration contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or consideration.

            (f) Inadvertence. Notwithstanding anything in this Section 9 (or any other provision) of this Agreement to the contrary, any inadvertent violation by Executive of any of the provisions of Section 9(b)(iv) or 9(b)(v) which Executive believed in good faith was not a violation of such Sections and any violation by any Other Business in which Executive may engage or participate of any of the provisions of Section 9(b)(iv) or 9(b)(v) which violation was done without the Executive's knowledge and without the Executive's direct or indirect participation or encouragement shall not result in the cessation of Executive's severance payments hereunder. Executive shall remain liable for the Company's direct damages, if any, resulting from any such violation of Section 9(b)(iv) or 9(b)(v); provided, however, the Executive shall only be liable for any violation by any Other Business in which Executive may engage or participate of Section 9(b)(iv) or 9(b)(v) to the extent that Executive directly causes or directly encourages such business to take any action prohibited by such section.

      10. Confidential Information and Intellectual Property.

            (a) Except as may be required by law or legal process, or except to the extent required to perform Executive's duties and responsibilities hereunder, Executive will keep secret and confidential indefinitely, so long as same remains secret and confidential, all non-public confidential information (including, without limitation, information regarding cost of new accounts, activity rates of different market niche customers, advertising results, technology (hardware and software), architecture, discoveries, processes, algorithms, maskworks, strategies, intellectual properties, customer lists and other customer information) concerning any of the Company and its affiliates which was acquired by or disclosed to Executive during the course of Executive's employment with the Company ("Confidential Information") and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.

            (b) At the end of the Employment Term (whether by expiration or termination) or at the Company's earlier request, Executive will promptly return to the Company (or destroy if so directed by the Company) any and all records, documents, physical property, information, computer

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disks, drives or other materials relative to the business of any of the Company and its affiliates obtained by Executive during the course of his employment with the Company and not keep any copies thereof.

            (c) Executive acknowledges and agrees that all right, title and interest in inventions, discoveries, improvements, trade secrets, developments, processes and procedures made by Executive, in whole or in part, or conceived by Executive either alone or with others, when employed by the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after Executive's termination of employment, are owned by the Company ("Company IP"). Executive assigns any and all right, title and interest he may have to Company IP to the Company and will promptly assist the Company or its designee, at the Company's expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP made by Executive and Executive will promptly execute all reasonable documents prepared by the Company or its designee and take all other reasonable actions which are necessary or appropriate to secure to the Company and its affiliates the benefits of Company IP. Such patents, trademarks, copyrights and service marks will at all times be the property of the Company and its affiliates. Executive promptly will keep the Company informed of, and promptly will execute such assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any Company IP. The Company will promptly reimburse Executive for all costs, fees (including reasonable attorney fees) and expenses incurred by him in connection with his obligations and undertakings in this paragraph (c) and in paragraph (d) below.

            (d) To the extent that any court or agency seeks to require Executive to disclose Confidential Information, Executive promptly will inform the Company and take reasonable steps, at the Company's expense, to endeavor to prevent the disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent Executive obtains information on behalf of the Company or any of its affiliates that Executive knows is subject to attorney-client privilege as to the Company's attorneys, Executive will promptly inform the Company and take reasonable steps, at the Company's expense, to endeavor to maintain the confidentiality of such information and to preserve such privilege.

            (e) Confidential Information does not include information in the public domain or information which has been released to the public by the Company. Nothing in this Section 10 will be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry. Subject to Section 10(d), Executive will be permitted to disclose Confidential Information if required by a subpoena or court or administrative order.

            (f) The receipt of any severance pursuant to Section 8 will be subject to Executive complying with the terms of this Section 10.

      11. Definitions.

            (a) Award Agreement. For purposes of this Agreement, "Award Agreement" will mean the form of award agreement entered into between Executive and the Company in connection with the Special Grant and Annual Awards.

            (b) Cause. For purposes of this Agreement, "Cause" will mean Executive's conviction of, or plea of nolo contendere to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by Executive in the course of Executive's employment with the Company.

            (c) Change of Control. For purposes of this Agreement, "Change of Control" will have the meaning set forth in the LTIP.

            (d) Disability. For purposes of this Agreement, Disability means, by reason of any medically determinable physical or mental impairment which prevents Executive from performing his material duties under this Agreement, with reasonable accommodation, on a substantially full time basis for not less than one hundred eighty (180) consecutive calendar days.

            (e) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without Executive's express written consent:

                  (i) Until the Transition Date, the appointment of any individual other than Executive as Chief Executive Officer of the Company;

                  (ii) After the Transition Date, the appointment or nomination by the Board of any individual other than Executive as Chairman of the Board;

                  (iii) Any failure by the Company to provide Executive with the reporting relationship as provided in Section 1(a) or any material and adverse reduction in Executive's reporting relationship other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on Executive giving the Company notice of such failure;

                  (iv) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute Good Reason;

                  (v) A reduction (even if permitted under the applicable plan documents or Award Agreement or Annual Incentive) in Executive's Base Salary, Target Annual Incentive, Special Grant, or Annual Award as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied (and continues to apply) to substantially all other executive officers of the Company and which one-time reduction reduces any of the Base Salary, Target Annual Incentive, Special Grant, or Annual Award by a percentage reduction of 10% or less in the aggregate will not constitute Good Reason. Notwithstanding anything in this Section 11(e)(iv) to the contrary, any such reduction (even if permitted under the applicable plan documents or Award Agreement or Annual Incentive) will not reduce or otherwise limit the Company's obligations under Section 8 of this Agreement;

                  (vi) Until the Transition Date, the relocation of Executive to a facility or location more than twenty-five (25) miles from his current place of employment; or

                  (vii) The failure of the Company to obtain the assumption of the Agreement by a successor.

The failure of the Company's stockholders to elect or reelect Executive to the Board will not constitute Good Reason for purposes of this Agreement. The negotiations regarding the structure and benefits to be provided pursuant to this Agreement prior to the Amendment Date and execution of this amended and restated Agreement, and the corresponding changes made to this Agreement, shall not be considered grounds to constitute Good Reason.

            (f) Restricted Period. The term "Restricted Period" shall mean, the lesser of: (i) the period of time commencing on the date of the termination of Executive's employment and continuing for the remainder of the Term of the Agreement or (ii) twelve (12) months; provided, however, that in no event shall the "Restricted Period" be less than six (6) months. In the case of a termination upon the completion of the Term of the Agreement, the term "Restricted Period" will equal six (6) months.

            (g) Severance Period. For purposes of this Agreement, if Executive is terminated during the Remaining Original Term, "Severance Period" will mean the greater of: (i) the period of time commencing on the date of the termination of Executive's employment and continuing for the remainder of the Remaining Original Term, or (ii) one (1) year. If Executive is terminated after the Remaining Original Term, "Severance Period" will mean the period of time commencing on the date of termination of Executive's employment and continuing for the remainder of the Additional Term.

      12. Indemnification. Subject to applicable law, Executive will be provided indemnification and contribution to the maximum extent permitted by the Company's Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification and contribution to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. This Section 12 will apply to claims made during and/or after the Employment Term and shall cover any such claims that relate to any period Executive was employed by the Company or any of its subsidiaries, predecessors or affiliates.

      13. Public Information. During the Employment Term Executive shall provide the Company with reasonable notice of, and materials used in connection with, public appearances where he is representing the Company in order to permit the Company to comply with applicable law in a manner consistent with the process and procedures used by the Company and Executive prior to the Amendment Date.

      14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

      15. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

            If to the Company:

            Attn: Chairman of the Compensation Committee
            c/o Corporate Secretary
            TD Ameritrade Holding Corporation
            4211 South 102nd Street
            Omaha, NE  68127

            If to Executive:

            at the last residential address known by the Company.

      16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

      17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Omaha, Nebraska before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Nebraska Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to obligations under this Agreement.

      18. Legal and Tax Expenses. The Company will reimburse Executive for reasonable legal fees and expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement and Exhibits A and B hereto (including any amendments thereto sought by the Company after the Effective Date.

      19. Integration. This Agreement and the standard forms of equity award grant that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, (a) the Employment Agreement entered into between Executive and Ameritrade Holding Corporation dated March 1, 2001, as amended and restated and neither party will have any further obligations under such agreement, and (b) the predecessor Agreement originally entered into as of May 19, 2006, as amended and restated on June 23, 2006, and neither party will have any further obligations under such agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement will limit or waive any of Executive's existing rights (or the Company's obligations) with respect (a) to options, awards or other compensation granted or awarded to Executive prior to the Effective Date, or (b) any accrued but unpaid salary, benefits, compensation or expenses.

      20. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      21. Survival. The Company's and Executive's responsibilities under Sections 7, 8, 9, 10, 12 and 18 will survive the termination of this Agreement.

      22. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      23. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

      24. Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws provisions.

      25. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      26. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive's termination, the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination. All subsequent payments, if any, will be payable as provided in this Agreement.

      27. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TD AMERITRADE HOLDING CORPORATION

/s/ W. EDMUND CLARK                                          Date: June 13, 2008
------------------------------------------
W. Edmund Clark
Chairman of the HR & Compensation Committee

EXECUTIVE:

/s/ JOSEPH H. MOGLIA                                         Date: June 11, 2008
------------------------------------------
Joseph H. Moglia

                 [SIGNATURE PAGE TO MOGLIA EMPLOYMENT AGREEMENT]

                                    EXHIBIT A

                               Duties of Chairman

                                    EXHIBIT B

                   Separation and Release of Claims Agreement

                                     -18-